UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 22, 2016

REAL GOODS SOLAR, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	001-34044	26-1851813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

833 West South Boulder Road, Louisville, CO 80027-2452

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (303) 222-8300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 22, 2016, to be effective August 19, 2016, Real Goods Solar, Inc. (the “Company”) and certain of its wholly-owned subsidiaries (collectively with the Company, the “Borrower Parties”) entered into a Second Loan Modification Agreement to the Amended and Restated Loan Agreement (the “Modification”) with Solar Solutions and Distribution, LLC, a Colorado limited liability company (“Solar Solutions”). The Modification modifies the Amended and Restated Loan Agreement dated March 30, 2016, between the Borrower Parties and Solar Solutions (the “Loan Agreement”) to reschedule and extend the date at which the reduction in the percentage value of certain collateral of the Company (the “Collateral”) included in the Borrower Parties’ assets under the Loan Agreement occurs. The Collateral consists of certain third party accounts receivable due to one or more of the Borrower Parties. The impact of the Modification was to increase the percentage of the aggregate value of collateral provided by the Borrower Parties to Solar Solutions against which Solar Solutions provides advances under the Loan Agreement. By increasing the percentage of aggregate collateral available to support loan advances, the amount that the Borrower Parties may borrow from Solar Solutions within the limits of the Loan Agreement, at August 19, 2016, was increased. The Modification does not increase the maximum amount that the Borrower Parties may borrow under the Loan Agreement at any one time.

The foregoing summary of the Modification is not complete and is qualified in its entirety by reference to the Modification, a copy of which is included as an exhibit to this Current Report on Form 8-K.

In addition to being a lender to the Company, Solar Solutions supplies the Company with certain renewable energy products under an Exclusive Master Supply Agreement dated April 29, 2015, as extended by agreement of the parties on May 19, 2016, to a final maturity on or before March 30, 2017.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Second Loan Modification Agreement made as of August 22, 2016, but effective August 19, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL GOODS SOLAR, INC.

By:	/s/ Michael J. McCloskey
Michael J. McCloskey
General Counsel

Date: August 23, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Loan Modification Agreement made as of August 22, 2016, but effective August 19, 2016